Exhibit 6.5

CalTier Inc.

14269 Danielson St., Poway, CA 92064

Private and Confidential

www.CalTier.Fund

Reflections at Lakeshore Management, LLC For the attention of Matt Belcher

5965 Village Way

105 - 142

San Diego, CA 92130

Re: Memorandum of Understanding (MOU) for the development of Reflections at Lakeshore

Dear Sirs,

The purpose of this Memorandum of Understanding (“MOU”) is to set forth terms in the agreement between CalTier Inc (“CTR” or the “Company”) on behalf of CalTier Fund I, LP as its Manager (“Fund I”), a Delaware LP and Reflections at Lakeshore Management, LLC (“RAL Manager”) on behalf of Reflections at Lakeshore, LLC as its Manager (“Reflections”) a California limited liability company created with the purpose of developing “Reflections at Lakeshore” a 36 Unit Multi-Family development in Lake Elsinore, California. It is noted that Reflections is a related party to the Company.

Whereas CalTier Fund I owns APN 374-201-001, a 1.2 acre undeveloped parcel of land in Lake Elsinore, CA (Property) for the purpose of developing it into a 36-unit mixed-use multi-family development. Fund I wishes to capitalize some of the realized gains for the benefit of its investors and maintain ownership interest in the development of the property.

Whereas Reflections at Lakeshore, LLC has been formed for the purpose of taking on the responsibility of finishing entitlements, development, and other financing requirements needed to complete the project.

All parties may be referred to herein collectively as the “Parties”.

1.	Terms of MOU

Parties agreed to the following:

●	Reflections will assume project management and related development responsibilities required.
●	The appraised value of the Property as of September 2023 was $675,000.
●	The Property will be transferred to Reflections to complete development.
●	Fund I will receive $290,438 as partial payment in connection for the transfer.
●	Fund I will receive $384,562 as preferred return and have ownership in RAL Manager.
●	Fund I will benefit from management fees related to RAL Management and the Project.

CalTier Inc.

14269 Danielson St., Poway, CA 92064

Private and Confidential

www.CalTier.Fund

●	Parties acknowledge that the business plan is to hold the asset for an estimated time of 3-6 years, at which point they will be looking to sell. According to the appraisal, the estimated market value of the stabilized asset is $15M.

2.	Governing Law Dispute Resolution and Jurisdiction.

This MOU shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims ("Disputes") arising out of or relating to this MOU shall in the first instance be the subject of a meeting between a representative of each Party who has decision making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the dispute within twenty (20) business days following notice of the dispute to the other Party, then the dispute shall be resolved in a binding arbitration proceeding to be held in San Diego, California in accordance with the rules of the American Arbitration Association. The Parties agree that a panel of one arbitrator shall be required. Any award of the arbitrator shall be deemed confidential information for a minimum period of five years. The arbitrator may award attorneys' fees and other arbitration related expenses, as well as pre and post judgment interest on any award of damages, to the prevailing Party, in his/her or its sole discretion.

3.	Multiple Counterparts.

This MOU may be executed in multiple counterparts, each of which may be deemed an original. It shall not be necessary that each Party executes each counterpart, or that any one counterpart be executed by more than one Party so long as each Party executes at least one counterpart.

If the terms and conditions of this MOU are acceptable, kindly execute a copy hereof where indicated below and return it to us by email to [_].

ACCEPTED AND AGREED to

Name, Company & Title	Name, Company & Title
Matt Belcher, CEO CalTier, Inc.	Parker Smith, Manager Reflections at Lakeshore Management, LLC

Date: 05/08/2024	Date: 05/08/2024
Signature:	Signature: